Scrap Metal Sales Contract

Contract Number: 10FG001S

Date: February 21, 2010

Location: WeiAn

Seller: Armet (Lianyungang) Renewable Resources Co., Ltd.

Buyer: Jiangsu Lihuai Iron & Steel Co., Ltd.

Both parties based on equality, voluntariness, equitable and mutually beneficial, accordance to “Contract Law of People’s Republic of China” and other relevant laws, regulation accept the following contract, both parties have accepted the following terms.

1.	Both parties have been fully explained and understood provisions of this contract to each other.

2.	Both Parities fully understood the terms and provisions of this contract, and understand compliance of all these terms.

3.	Both parties agreed to comply with all terms of this contract.

4.
I           Product name, size, volume, quality standard, delivery date and quantity

Produce Name, Size	Quality Standard	Volume (tons/month)	Delivery Date
Scrap metal	Crushed aggregates,	13,000	Monthly Order
	Charging materials,	6,000	Monthly Order
	Heavy scrap	4,000	Monthly Order
Total		23,000

II           Unit Price (Taxes included): to be determined on the 25th day of every month to calculate following month’s unit price per ton.

III           Delivery Discrepancy: Plus or minus 10%

IV           Transportation method, freight insurance and other expenses

Departure Location: Liangyungang, China Armet’s metal scrap facility,

Receiving location: Jiangsu Lihuai Iron & Steel Co., Ltd.’s scrap metal storage. All transportation and insurance expenses are paid by the seller.

V           Reasonable loss determination and calculation

The calculation is based on the measurement by the loadometer of Jiangsu Lihuai Iron & Steel Co., Ltd.

VI           Quality requirement

The delivered products should not mix with airtight containers, inflammable, explosives, and radioactive materials. The buyer has the right to send staff to monitor the production on site.

VII           Inspection criteria

The inspection conclusion is based on the scene inspection at Armet (Lianyungang) Renewable Resources Co., Ltd. The buyer confirms the inspection conclusion at the scene. Both parties negotiate to resolve if any disagreement may occur.

VIII           Bill Settlement and payment

After the products have been delivered and measured at Jiangsu Lihuai Iron & Steel Co., Ltd., the buyer should make the payment within 7 days after the buyer has booked the invoice from the seller.

IX           Changes in the contract

The terms of the contract can be changed upon the agreement of the buyer and seller. The change takes effect upon the signatures and seals by both parties.

X           Term

The contract is valid from February 21, 2010 to December 31, 2010.

XI           Force majeure

When the unpredictable, unavoidable, and insurmountable events occur such as natural disaster and fire and deprive one party the capabilities to execute all or partial obligations in the contract, the party is exempt from penalty. The party that encounters force majeure shall notify the counterpart about the event by telephone or telegraph and provide the supporting evidence on the force majeure issued by authorized institution within 14 days after the occurrence of the event. If the impact of force majeure lasts more than 30 days, both parties should negotiate either to change the terms of the contract, continue the execution, or terminate the contract.

XII           Disputes settlement

The parties should negotiate to settle the disputes related to the contract. If the parties can’t reach agreement, either party can file lawsuit to the local court.

XIII           Miscellaneous

This contract has four original copies, and each party holds two original copies. Each copy has the same legal force. The contract takes effect upon signatures and seals by both parties.

Buyer: Jiangsu Lihuai Iron & Steel Co., Ltd.
Authorized Representative: /s/ Fazhan Yang
(Company Seal)

Seller: Armet (Lianyungang) Renewable Resources Co., Ltd.
Authorized Representative: /s/  Ji Zhang
Phone: 0518-68083830
Fax: 0518-68081111
(Company Seal)